SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                      White Mountains Insurance Group, Ltd.
                         ------------------------------

             (Exact name of registrant as specified in its charter)

                  Bermuda                                94-2708455
--------------------------------------------------------------------------------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

80 South Main Street
Hanover, New Hampshire                                     03755
--------------------------------------------------------------------------------
(Address of principal executive offices)                (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                 Name of each exchange on which each
to be so registered                 class is to be registered
----------------------------        --------------------------------------------

Common Shares                       New York Stock Exchange

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [x]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

     Securities Act registration statement file number to which this form relates:

     333-87649

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
--------------------------------------------------------------------------------
                                (Title of class)

Item 1. Description of Registrant's Securities to Be Registered.

     This Form 8-A relates to the common shares of White Mountains Insurance Group, Ltd., a Bermuda company, the surviving entity upon consummation of a corporate reorganization whereby White Mountains Insurance Group, Inc. changed its domicile from Delaware to Bermuda.

Authorized Share Capital

     The memorandum of continuance (the "Memorandum of Continuance") and the bye-laws (the "Bye-Laws") of White Mountains Insurance Group, Ltd. (the "Company") provide that the authorized common share capital of the Company is limited to 50,000,000 common shares, par value U.S. $1.00 per share (the "Common Shares") and 20,000,000 preference share having a par value of US $1.00 per share.

Voting

     The holders of Common Shares will be entitled to one vote per share except as restricted by the voting limitation described below (subject to the rights of the holders of any other class of shares that may be issued). All action submitted to a vote of shareholders shall be voted on by the holders of Common Shares, voting together as a single class, except as provided by law.

     With respect to the election of directors, each holder of Common Shares entitled to vote at the election will have the right to vote, in person or by proxy, the number of shares held by him or her for as many persons as there are directors to be elected and for whose election that holder has a right to vote. The directors will be divided into three classes, with only one class being up for election each year. Those nominees receiving the highest number of votes, up to the number of directors elected, shall be deemed elected.

     The Bye-Laws contain a provision limiting the voting rights of any person who owns (directly, indirectly or constructively under the Internal Revenue
Code) 10% or more of the Common Shares to 9.9%. This 9.9% voting limitation provision will not be applicable to John J. Byrne, any foundation or trust established by John J. Byrne, Patrick M. Byrne (his son and one of the Company's directors) and/or any affiliate or associate of any of them or any group of which any of them is a part (each of them, a "Byrne Entity") with respect to any matter submitted to shareholders other than with respect to the election of directors.

     In addition, the Bye-Laws contain a provision limiting the voting rights of any group (defined as two or more persons acting as a partnership, syndicate or other group for the purpose of acquiring, holding or disposition of the relevant securities) which owns 10% or more of the shares to 9.9%, except that this provision will not restrict (a) any Byrne Entity or (b) any person or group that the board of directors, by the affirmative vote of at least 75% of the entire board of directors, may exempt from this provision.

     The Bye-Laws also contain a provision limiting the voting rights of any person who notifies the board of directors of the Company to that percentage so designated by such person (subject to acceptance of such cut-back by the board in its sole discretion) so that (and to the extent) such person may meet any applicable insurance or other regulatory requirement or voting threshold or limitation that may be applicable to such person or to evidence that such person's voting power is no greater than such threshold.

Dividends

     Holders of Common Shares will be entitled to participate, on a share-for-share basis, with the holders of any other common shares outstanding, with respect to any dividends declared by the board of directors of the Company. Dividends will generally be payable in U.S. dollars.

Liquidation

     On a liquidation of the Company, holders of Common Shares will be entitled to receive any assets remaining after the payment of the Company's debts and the expenses of the liquidation, subject to such special rights as may be attached to any other class of shares.

Redemption

     The board of directors of the Company may redeem Common Shares from a shareholder at fair market value if it determines that Common Share ownership by that shareholder may result in adverse tax, regulatory or legal consequences to the Company, any of its subsidiaries or any of the holders of Common Shares.

Variation Of Rights

     Under the Bye-Laws, if at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of the issue of the shares of that class) may be varied with the consent in writing of the holders of a majority of the issued shares of that class either in writing or with the sanction of a resolution passed at a separate general meeting.

Change of Control

     Bermuda law permits an amalgamation between two or more Bermuda companies, or between one or more Bermuda exempted companies and one or more foreign corporations, subject, unless the bye-laws otherwise provide, to obtaining a majority vote of three-fourths of the shareholders of each of the companies, and of each class of shares, present and voting in person or by proxy at a meeting called for that purpose. Unless the bye-laws otherwise provide, Bermuda law also requires that the quorum at the meetings be one-third of the issued shares of the company or the class. Each share carries the right to vote in respect of an amalgamation, whether or not it otherwise carries the right to vote.

     Except as set forth in the next paragraph, the Bye-Laws provide that any amalgamation approved by two-thirds of the Company's board of directors shall only require approval by a majority of the voting power held by the shareholders present at a meeting of the shareholders.

     The Bye-Laws generally prohibit the Company from engaging in a "business combination" with an "interested shareholder" for a period of three years after the time of the transaction in which the person became an interested shareholder, unless (1) prior to that time, the board of directors approves the transaction or the business combination; (2) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the outstanding voting stock, excluding for purposes of determining the number of shares outstanding, shares owned by directors who are also officers and by certain employee plans; or (3) on or after that time the board of directors and the shareholders by an affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder approve the transaction. The definition of "business combinations" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who, together with affiliates and associates, owns or, within three years, did own 15% or more of the Company's voting stock. However, the Bye-Laws provide that each Byrne Entity is excepted from being an "interested shareholder."

     Bermuda law also provides that where an offer is made for shares in a company by another company and, within four months of the offer, the holders of at least 90% in value of the shares which are the subject of the offer (other than shares already held by or on behalf of the offeror) accept, the offeror may by notice, given within two months after the expiration of the said four months, require any dissenting shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to a court within one month of notice objecting to the transfer and the court may make any order it thinks fit.

Item 2. Exhibits

     1    Memorandum of Continuance of White Mountains Insurance Group, Ltd.

     2    Bye-Laws of White Mountains Insurance Group, Ltd.

                                    SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      White Mountains Insurance Group, Ltd.


Date:  December 16, 1999              By: /s/ Michael S. Paquette
                                          --------------------------------------
                                          Name:     Michael S. Paquette
                                          Title:    Senior Vice President
                                                    and Controller

                                  EXHIBIT INDEX


Number                             Description

     1 Memorandum of Continuance of White Mountains Insurance Group, Ltd. (incorporated herein by reference to Exhibit (3)(i) to White Mountains Insurance Group, Ltd.'s Current Report on Form 8-K (File No. 1-8993)).

     2 Bye-Laws of White Mountains Insurance Group, Ltd. (incorporated herein by reference to Exhibit 3.5 to White Mountains Insurance Group (Arizona), Inc.'s Registration Statement on Form S-4 (File No. 333-87649)).